FILED PURSUANT TO RULE 424(b)(3)
                                     SEC Registration Statement No.:  333-25179

                        PEOPLE'S COMMUNITY CAPITAL CORPORATION

                        OFFERING OF A MINIMUM OF 610,000 AND A
                      MAXIMUM OF 1,200,000 SHARES OF COMMON STOCK
                     _____________________________________________

                            SUPPLEMENT NO. 1 TO PROSPECTUS
                                 DATED MAY 23, 1997
                     _____________________________________________

     This Supplement has been prepared solely for use in conjunction with the Prospectus of PEOPLE'S COMMUNITY CAPITAL CORPORATION, a South Carolina corporation (the "Company"), dated May 23, 1997 (the "Prospectus"), pursuant to which a minimum of 610,000 shares and a maximum of 1,200,000 shares of the Company's common stock, par value $.01 per share (the "Common Stock"), is being offered at $10.00 per share.

     This Supplement No. 1 describes the Company's decision to extend the offering of its Common Stock through August 31, 1997, subject to the Company's right to terminate the offering earlier if it sells all of the shares of Common Stock it is offering pursuant to the Prospectus or if it otherwise determines such termination to be appropriate. This Supplement also describes the Company's decision to appoint Interstate/Johnson Lane Corporation as its non-exclusive sales agent (the "Sales Agent") in connection with the proposed public offering. As described below, the Sales Agent intends to enter into a sales agency agreement with the Company whereby the Sales Agent will use its best efforts to sell the Common Stock.

     THIS SUPPLEMENT IS NOT A SUMMARY OF THE INFORMATION IN THE PROSPECTUS, AND IT MAY NOT BE USED EXCEPT IN CONJUNCTION WITH THE PROSPECTUS.

                     _____________________________________________

     TO THE EXTENT ANY INFORMATION SET FORTH IN THIS SUPPLEMENT IS IN-CONSISTENT WITH OR CONTRARY TO THE INFORMATION SET FORTH IN THE PROSPECTUS, THE INFORMATION SET FORTH HEREIN SHALL SUPERSEDE THE INFORMATION CONTAINED IN THE PROSPECTUS. THIS SUPPLEMENT DOES NOT CONTAIN A COMPLETE DESCRIPTION OF THE TERMS OF THE OFFERING AND INFORMATION RELATING TO THE COMPANY. PROSPECTIVE INVESTORS SHOULD READ THE PROSPECTUS AND THIS SUPPLEMENT IN THEIR ENTIRETY PRIOR TO SUBSCRIBING FOR SHARES OF THE COMMON STOCK.

                     _____________________________________________

                  The date of this Supplement No. 1 is July 15, 1997.


People's Community Capital Corporation
Supplement No. 1 to the Prospectus
Page 2



                                 UPDATING INFORMATION


     Through the date hereof, the Company has received subscriptions for 561,492 shares of Common Stock, all of the proceeds for which ($5,614,920) are being held in an escrow account with the Escrow Agent pending satisfaction of the conditions to the offering as described in the Prospectus. As disclosed in the Prospectus, the Organizers indicated an intention to purchase an aggregate of at least 185,000 shares in the offering but reserved the right to purchase additional shares, including up to 100% of the shares sold in the offering. As of the date of this Supplement, the following Organizers (or related individuals or entities) have submitted subscriptions in excess of the amounts they originally indicated they expected to purchase:

     Clark D. Moore, M.D., for an aggregate of 33,500 shares (up from 15,000 shares), representing 5.57% of the minimum number of shares which could be sold in the offering; and

     Anthony E. Jones, for an aggregate of 27,900 shares (up from 20,000 shares), representing 4.57% of the minimum number of shares which could be sold in the offering.

     Including these subscriptions, as of the date of this Supplement the Organizers have indicated an intention to purchase an aggregate of at least 211,400 shares in the offering. However, the Company anticipates that other Organizers may increase their subscriptions.

     On July 7, 1997, the Company received preliminary approval from the South Carolina State Board to charter the Bank. The Company has also filed its application with the Federal Reserve to become a bank holding company.

PLAN OF DISTRIBUTION

     In the Prospectus, the Company and the Bank reserved the right to use brokers or dealers to effectuate sales of the Common Stock in the offering.
See "The Offering - Plan of Distribution." In that regard, the Company intends to retain the Sales Agent to sell shares in the offering on a best efforts basis. Under the terms of the Sales Agency Agreement, the Sales Agent will receive a commission of 7% of the proceeds of the shares of Common Stock sold by the Sales Agent pursuant to subscriptions that are accepted by the Company. The Company believes that it will have adequate funds available to pay the commissions to the Sales Agent out of funds allocated to the Company. The commissions to the Sales Agent will not reduce the initial capitalization of the Bank.


People's Community Capital Corporation
Supplement No. 1 to the Prospectus
Page 3


     The Sales Agency Agreement will provide that the Company will indemnify and hold harmless the Sales Agent and each person, if any, who controls the Sales Agent under Section 15 of the Securities Act of 1933 (the "Act") against any losses, claims, damages, expenses, or liabilities which arise out of or are based upon any untrue statement or alleged untrue statement in the Prospectus or any amendment or supplement thereto. However, the Company will not be obligated to indemnify the Sales Agent or any other such person to the extent that any such loss, claim, lawsuit, or liability arises out of, or is based upon, an untrue statement or omission made in the Registration Statement or Prospectus in reliance upon and in conformity with written information furnished to the Company by or on behalf of the Sales Agent.

ADOPTION OF A 401(K) PLAN

     The Company has established the People's Community Capital Corporation 401(k) Profit Sharing Plan for the benefit of all full-time employees of the Company or the Bank. A participant in the 401(k) Plan may contribute a portion of his or her compensation on a pre-tax basis under the 401(k) Plan, and the Company has the discretion to make matching contributions for each participant.

     Contributions made by, or on behalf of, a participant, and interest, earnings, gains or losses on such amounts, are credited to accounts maintained for the participant under the 401(k) Plan. A participant under the 401(k) Plan is fully vested with respect to his or her pre-tax matching and rollover contributions. Vesting in a participant's discretionary profit sharing contribution account is based upon his or her years of service with the Company. A participant becomes 20% vested after the completion of three years of service with the Company. The participant's vested percentage increases by 20% for each subsequent year of service with the Company, so that the participant is 100% vested after the completion of seven years of service. In addition, a participant becomes fully vested in his or her account upon retirement at age 65.